First Federal of Northern Michigan Bancorp, Inc. Announces Third Quarter 2012 Results

ALPENA, Mich., Oct. 29, 2012 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") reported consolidated net income of $273,000, or $0.09 per basic and diluted share, for the quarter ended September 30, 2012 compared to $235,000, or $0.08 per basic and diluted share, for the quarter ended September 30, 2011.

Consolidated net income for the nine months ended September 30, 2012 was $604,000, or $0.21 per basic and diluted share, compared to $658,000, or $0.23 per basic and diluted share for the nine months ended September 30, 2011.

Performance Highlights:

  The Company reported pre-tax operating income of $410,000 for the quarter ended September 30, 2012, as compared to $235,000 for the prior year period, primarily as a result of the following period over period differences:
    $223,000 increase in mortgage banking activities income;
    Reduction in non-interest expenses of $248,000 resulting primarily from decreased costs on foreclosed and repossessed assets;
    Net gain of $47,000 on the sale of investment securities in 2012;
    $65,000 other income from settlement of a lawsuit related to a troubled commercial credit in 2012.
  Provision for loan losses of $234,000 and $1.2 million for the three and nine months ended September 30, 2012, respectively, as compared to provisions of ($67,000) and ($19,000) for the three and nine months ended September 30, 2011, respectively.
  Quarter over quarter decline in the Company's net interest margin (from 3.98% for the quarter ended September 30, 2011 to 3.81% for the quarter ended September 30, 2012) due primarily to a 49 basis point reduction in the yield on  interest-earning assets, partially offset by a decline of 17 basis points in overall cost of funds period over period.
  Decrease in non-performing assets from $7.9 million at September 30, 2011 to $6.7 million at December 31, 2011 to $5.3 million at September 30, 2012.
  First Federal of Northern Michigan remains "well-capitalized" for regulatory capital purposes.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "We are pleased with the improvement in pretax operating income for the quarter. The strength of the quarter was driven by core banking activity. Our reputation as the premier mortgage lender in our home market has helped us to improve market share during this renewed period of refinance activity. Compared to the same quarter a year ago, mortgage banking fees increased by $223,000 for the quarter. Along with this higher non-interest income, we have also seen a significant reduction in non-interest expenses. Compared to the prior year quarter, non-interest expenses have declined by $248,000 primarily related to collection and foreclosure related expenses. This reduction in expenses is expected given the improvement in the asset quality profile of the Bank. The September 30, 2012 quarter was once again productive in terms of divesting bank owned properties. We expect to see continued improvements in our expenses given the steady improvements to the level of non-performing assets over the last twelve months."

Mahler continued, "In the last year, non-performing assets have declined from $7.9 million to $5.3 million. This represents a 32.9% improvement. Reducing NPA's still remains our primary focus with a target Texas Ratio of 10%. At the end of the third quarter of 2012, our Texas Ratio stood at 22.59%. Our target is well within reach. Delinquency trends are once again showing improvement across all loan categories confirming our belief that the asset quality metrics will continue to improve into the foreseeable future. Of course this is all contingent upon the national, state and regional economic recovery continuing." Mahler further commented "We are again very pleased with the continued growth in our core deposits which has helped to slow the decline of our net interest margin. This is vitally important given the pressure asset yields are under in this historic interest rate environment."

Mahler added, "This quarter's provision expense improved over last quarter. We believe our provision needs will continue to decline given the overall improvement to our asset quality factors. This year the main factor influencing the provision expense relates to the mortgage loan losses tied to the declining property values and the increase in foreclosure activity that began in 2011 when unemployment benefit extensions expired. The increase in real estate sales activity within our footprint over the last two quarters has helped to stem the tide of property value declines. Additionally there are far fewer loans entering the foreclosure pipeline than there are falling out of it each month. Collectively these factors bode well for the future in terms of our provision expense needs."

Asset Quality

The ratio of total nonperforming assets to total assets was 2.48% at September 30, 2012 compared to 3.11% at December 31, 2011 and 3.55% at September 30, 2011. Non-performing assets decreased by $1.4 million from December 31, 2011 to September 30, 2012, mainly as a result of the sale of other repossessed assets. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).
	As of
	September 30, 2012	December 31, 2011	September 30, 2011
Asset Quality Ratios:
Non-performing assets to total assets	2.48%	3.11%	3.55%
Non-performing loans to total loans	2.17%	2.34%	2.38%
Allowance for loan losses to non-performing loans	55.34%	45.47%	48.54%
Allowance for loan losses to total loans	1.20%	1.07%	1.16%

"Texas Ratio" (Bank)	22.59%	28.28%	33.06%

Total non-performing loans ($000 omitted)	$3,043	$3,339	$3,408
Total non-performing assets ($000 omitted)	$5,331	$6,746	$7,868

Non-performing assets were positively impacted by the sales of several pieces of both commercial and residential REO during the nine months ended September 30, 2012.

Financial Condition

Total assets of the Company at September 30, 2012 were $214.9 million, a decrease of $2.1 million from assets of $217.0 million at December 31, 2011. Net loans receivable decreased $2.5 million to $138.4 million at September 30, 2012, mostly in our mortgage and consumer loan portfolios. Our commercial loan portfolio grew by $786,000 during the nine-month period.

Deposits increased $8.0 million to $158.7 million at September 30, 2012 from $150.6 million at December 31, 2011. We saw substantial growth in many of our core deposit products during the nine-month period and we experienced declines in our certificate of deposit products, as we were not a market leader in rates for those products. FHLB advances decreased $9.5 million to $25.0 million at September 30, 2012 from $34.5 million at December 31, 2011 due mainly to increases in our deposit base.

Stockholders' equity increased to $25.3 million at September 30, 2012 from $24.6 million at December 31, 2011. The increase in stockholders' equity was mainly attributable to two factors: our net income for the nine-month period of $604,000 and an increase of $119,000 in the unrealized gain on available for sale securities net of tax. First Federal of Northern Michigan's regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands
Tier 1 (Core) capital ( to
adjusted assets)	$ 21,909	10.27%	$ 8,532	4.00%	$ 10,665	5.00%
Total risk-based capital ( to risk-
weighted assets)	$ 23,593	17.22%	$ 10,958	8.00%	$ 13,698	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$ 21,909	15.99%	$ 5,479	4.00%	$ 8,219	6.00%
Tangible Capital ( to
tangible assets)	$ 21,909	10.27%	$ 3,200	1.50%	$ 4,266	2.00%

Results of Operations

Interest income decreased to $2.3 million for the three months ended September 30, 2012 from $2.6 million for the comparable period in 2011. Interest income was $7.1 million for the nine months ended September 30, 2012, compared to $7.9 million for the comparable period in 2011. This decrease was due in large part to decreases of $8.9 million in average balances of mortgage loans period over period. In addition, the average yield on interest-earning assets decreased 51 basis points to 4.70% for the nine-month period ended September 30, 2012 as compared to 5.21% for the same period in 2011.

Interest expense was $394,000 for the three-month period ended September 30, 2012, compared to $564,000 for the prior year period. Interest expense was $1.3 million for the nine-month period ended September 30, 2012 compared to $1.8 million for the same period in 2011. The decrease in interest expense was due primarily to decreases in the average balance of and interest rates on our certificates of deposits period over period. We experienced a $6.8 million decrease in the average balance of certificates of deposits for the nine months ended September 30, 2012 when compared to the same period in 2011, and the average rate on those deposits decreased 50 basis points to 1.26% for the nine-month period ended September 30, 2012 as compared to the year-earlier period and to 1.18% for the three-month period ended September 30, 2012 from 1.66% for the three-month period in 2011. In addition, our cost of funds relating to our FHLB advances decreased 25 basis points to 1.97% nine-month period over nine-month period and from 2.13% to 1.93% three-month period over three-month period.

The Company's net interest margin decreased to 3.81% for the three-month period ended September 30, 2012 from 3.98% for the same period in 2011 and decreased to 3.84% for the nine-month period ended September 30, 2012 from 4.05% for the same period in 2011 as a result of the factors mentioned above.

The provision for loan losses for the three-month period ended September 30, 2012 was $234,000 as compared to income of $67,000 for the prior year period. The provision for loan losses was $1.2 million for the nine-month period ended September 30, 2012 as compared to income of $19,000 for the comparable period in 2011. Our provision for loan losses is based on an eleven-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. During the nine-month period ended September 30, 2012, we added specific reserves of approximately $170,000 on two commercial credit relationships, one of which was reclassified as a Troubled Debt Restructuring, had net charge-off of approximately $250,000 on commercial credits, increased the general reserve factor applied to the entire portfolio of residential mortgages as a result of increased charge-off history in 2012, and increased our general reserve pool for special mention and substandard commercial credits based on the inherent increased risk in those credits.

Non-interest income increased to $803,000 for the three months ended September 30, 2012 from $469,000 for the three months ended September 30, 2011. During the three-month period ended September 30, 2012, we sold municipal bonds for credit reasons resulting in a gain on sale of investments of $47,000 period and also received settlement proceeds of $65,000 from a lawsuit involving a troubled credit. Non-interest income was $1.6 million for the nine-month period ended September 30, 2012, an increase of $329,000 or 25.1%, from the same period in 2011. The three- and nine-month periods in 2012 reflected increases in mortgage banking activities income of $223,000 and $239,000, respectively, as compared to the same periods in 2011, due to sustained low mortgage rates which have increased refinance activity and also as a result of a small uptick in home sales in our markets.

Non-interest expenses decreased to $2.1 million for the three-month period ended September 30, 2012 as compared to $2.3 million for the same period in 2011. Non-interest expense decreased to $6.5 million for the nine months ended September 30, 2012 from $6.8 million for the nine months ended September 30, 2011. For both the three- and nine-month periods ended September 30, 2012 we experienced a reduction in other expenses of $271,000 and $312,000, respectively, mainly related to lower costs associated with problem loans and Bank-owned properties. During the three- and nine-month periods we experienced increases in compensation and employee benefit expenses of $115,000 and $235,000, respectively, due in part to the addition of a commercial lender in late 2011 and a Treasury Management professional in early 2012 and due to increased lender commissions as a result of increased mortgage originations in 2012 as compared to 2011.

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2012	2011	2012	2011

Performance Ratios:
Net interest margin	3.81%	3.98%	3.84%	4.05%
Average interest rate spread	3.68%	3.85%	3.71%	3.90%
Return on average assets*	0.50%	0.43%	0.37%	0.38%
Return on average equity*	4.29%	4.01%	3.19%	3.77%

* Annualized

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$ 3,249,826	$ 2,713,701
Overnight deposits with FHLB	35,934	35,797
Total cash and cash equivalents	3,285,760	2,749,498
Securities AFS	52,483,641	53,048,503
Securities HTM	2,395,000	2,435,000
Loans held for sale	1,041,454	-
Loans receivable, net of allowance for loan losses of $1,683,731 and
$1,517,695 as of September 30, 2012 and December 31, 2011, respectively	138,373,228	140,883,591
Foreclosed real estate and other repossessed assets	2,287,858	3,407,939
Federal Home Loan Bank stock, at cost	3,266,100	3,266,100
Premises and equipment	5,730,687	5,845,881
Accrued interest receivable	1,119,332	1,148,500
Intangible assets	187,962	334,855
Prepaid FDIC premiums	627,164	758,733
Deferred tax asset	1,194,873	387,065
Other assets	2,941,641	2,779,124
Total assets	$ 214,934,700	$ 217,044,789

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 158,675,753	$ 150,649,073
Advances from borrowers for taxes and insurance	210,174	128,028
Federal Home Loan Bank Advances	25,000,000	34,500,000
REPO Sweep Accounts	4,245,047	5,592,326
Accrued expenses and other liabilities	1,511,098	1,606,569

Total liabilities	189,642,072	192,475,995

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized
3,191,799 shares issued)	31,918	31,918
Additional paid-in capital	23,853,891	23,852,702
Retained earnings	3,583,678	2,980,176
Treasury stock at cost (307,750 shares)	(2,963,918)	(2,963,918)
Unearned compensation	-	(556)
Accumulated other comprehensive income	787,059	668,472
Total stockholders' equity	25,292,628	24,568,794

Total liabilities and stockholders' equity	$ 214,934,700	$ 217,044,789

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Income
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2,012	2011
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$ 1,995,749	$ 2,196,300	$ 6,047,447	$ 6,786,817
Interest and dividends on investments
Taxable	136,100	151,190	423,308	380,407
Tax-exempt	38,438	39,735	116,240	120,074
Interest on mortgage-backed securities	142,309	200,442	486,153	583,510
Total interest income	2,312,596	2,587,667	7,073,148	7,870,808

Interest expense:
Interest on deposits	249,442	381,124	793,620	1,226,252
Interest on borrowings	144,584	183,030	491,872	523,785
Total interest expense	394,026	564,154	1,285,492	1,750,037

Net interest income	1,918,570	2,023,513	5,787,656	6,120,771
Provision for loan losses	234,005	(67,079)	1,188,588	(18,959)
Net interest income after provision for loan losses	1,684,565	2,090,592	4,599,068	6,139,730

Non-interest income:
Service charges and other fees	205,592	197,267	563,084	542,986
Mortgage banking activities	441,445	218,671	876,090	637,116
Net loss on sale of premises and equipment	(698)	(544)	(698)	(544)
Net loss on real estate owned and other repossessed assets	(9,993)	(7,937)	(80,098)	(54,368)
Net gain on sale of investment securities	47,017	-	47,017	-
Other	119,519	61,846	234,961	186,447
Total non-interest income	802,882	469,302	1,640,356	1,311,637

Non-interest expense:
Compensation and employee benefits	1,243,598	1,128,911	3,692,139	3,457,099
FDIC Insurance Premiums	47,190	54,061	141,314	176,448
Advertising	29,005	30,924	111,489	87,763
Occupancy	239,900	264,703	719,148	802,398
Amortization of intangible assets	29,646	73,113	146,893	219,338
Service bureau charges	73,495	69,383	229,149	224,881
Professional services	89,559	108,471	297,403	329,619
Other	324,903	595,593	1,183,209	1,495,664
Total non-interest expense	2,077,296	2,325,160	6,520,744	6,793,210

Income (loss) before income tax expense or (benefit)	410,151	234,734	(281,320)	658,157
Income tax expense (benefit)	137,375	-	(884,822)	-

Net income	$ 272,776	$ 234,734	$ 603,502	$ 658,157

Other comprehensive income:
Net income	$ 272,776	$ 234,734	$ 603,502	$ 658,157
Change in unrealized gain (loss) on available-for-sale securities, net of tax	(48,099)	283,537	118,588	623,264

Comprehensive income	$ 224,678	$ 518,271	$ 722,090	$ 1,281,421

Per share data:
Net income per share
Basic	$ 0.09	$ 0.08	$ 0.21	$ 0.23
Diluted	$ 0.09	$ 0.08	$ 0.21	$ 0.23

Weighted average number of shares outstanding
Basic	2,884,049	2,884,049	2,884,049	2,884,049
Dividends per common share	$ -	$ -	$ -	$ -

CONTACT: Amy E. Essex, Chief Financial Officer, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., +1-989-356-9041